UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: January 30, 2002


                              UnitedGlobalCom, Inc.
                  (formerly known as New UnitedGlobalCom, Inc.)
               (Exact Name of Registrant as Specified in Charter)


   Delaware                          *                           84-1602895
(State or other                 (Commission                    (IRS Employer
jurisdiction of                 File Number)                   Identification #)
incorporation)


             4643 South Ulster Street, Suite 1300, Denver, CO 80237
                     (Address of Principal Executive Office)


                                 (303) 770-4001
              (Registrant's telephone number, including area code)


*    The  Registrant,  as a  Successor  Issuer  to  UGC  Holdings,  Inc.,  f/k/a
     UnitedGlobalCom, Inc., on February 1, 2002, filed a Form 8-K with the Commission by virtue of paragraph (a) of Rule 12g-3 under the Securities Exchange Act of 1934, as amended. The Registrant is awaiting the assignment of a Commission File Number pursuant to such filing. The Commission File Number of UGC Holdings, Inc. is 0-21974.


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

Effective January 30, 2002, UnitedGlobalCom, Inc. (f/k/a New UnitedGlobalCom, Inc.) (the "Company") closed its merger and restructuring transaction with Liberty Media Corporation and certain of its affiliates (collectively, "Liberty"). As previously announced, a subsidiary of the Company merged with and into "UnitedGlobalCom, Inc." ("Old United"), which changed its name to UGC Holdings, Inc. as a result of the merger. Stockholders of Old United became stockholders of the Company as a result of the merger. The Company now owns an approximate 99.5% economic and an approximate 50.0% voting interest in Old United. Immediately following the merger, the Company's name was changed to "UnitedGlobalCom, Inc."

Liberty contributed to the Company notes issued by two of the Company's Dutch subsidiaries having an approximate accreted value of $891.7 million, $200.0 million in cash, and approximately $1,435.3 million and euro263.1 million face amount of senior notes and senior discount notes issued by United Pan-Europe Communications N.V., one of the Company's Dutch subsidiaries ("UPC"). In exchange for these assets, the Company issued to Liberty approximately 281.3 million shares of the Company's Class C common stock.

On January 30, 2002, the Company also acquired from Liberty approximately $751 million aggregate principal amount at maturity of the 10 3/4% senior secured discount notes of Old United (the "Notes"), as well as 33.33% of the common stock, together with certain preferred stock, debt and convertible debt of IDT United, Inc. ("IDT United"), which represented all of Liberty's interest in IDT United. The purchase price for the Notes and the interest in IDT United was (a) the Company's assumption of approximately $305 million of indebtedness owed by Liberty to Old United, (b) cash in the amount of approximately $129 million, and
(c) a promissory note to Liberty in the amount of approximately $17 million.

Prior to the transaction, Liberty Media was a stockholder of Old United. One officer of Liberty Media, John C. Malone, is also a director of Old United.

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

TENDER OFFER

As previously announced, IDT United commenced a cash tender offer for all of the $1.375 billion 10 3/4% Senior Secured Discount Notes due 2008 of Old United. This tender offer expired at 5:00 p.m., New York City time, on February 1, 2002.

Mellon Investor Services LLC, the depositary for the tender offer, has advised the Company that, as of the expiration of the tender offer, holders of the Notes had validly tendered and not withdrawn Notes representing $1,350,373,000 aggregate principal amount at maturity of the Notes.


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PRO FORMA FINANCIAL INFORMATION OF THE COMPANY

In the Registration Statement Form S-4 (File No. 333-55228) that the Company filed with respect to the merger, the Company presented certain pro forma financial statements that assumed the Company would account for this transaction as a reorganization of entities under common control at historical cost, similar to a pooling of interests, then consolidate the financial position and results of operations of Old United subsequent to closing. The Company also presented, as an alternative, pro forma financial statements that assumed the Company would account for its investment in Old United in accordance with the equity method of accounting. The Company discussed this issue with the Securities and Exchange Commission, which objected to management's conclusion that it would be appropriate to consolidate Old United into the Company. As a result, the Company will account for its investment in Old United in accordance with the equity method of accounting, unless certain facts and circumstances change with respect to the governance of Old United by the Company.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)  Exhibits.

3.1 Certificate of Amendment of Restated Certificate of Incorporation of New UnitedGlobalCom, Inc. (n/k/a UnitedGlobalCom, Inc.).











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


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          UNITEDGLOBALCOM, INC.



                                          By:  /s/ FREDERICK G. WESTERMAN, III
                                              ----------------------------------
                                              Frederick G. Westerman, III
                                              Chief Financial Officer

Date:  February 5, 2002






















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